EXHIBIT 4.1

                                 March 28, 2002

Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia  30155

     RE:  FOURTH AMENDMENT (REVISED)

Gentlemen:

     WEGENER COMMUNICATIONS, INC., a Georgia corporation ("Borrower") and LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   The Agreement hereby is amended as follows:


          (a) Paragraph 1(a) of the Agreement is hereby amended and restated in its entirety, as follows:

               (a) "ACCOUNT", "ACCOUNT DEBTOR", "CHATTEL PAPER", "COMMERCIAL TORT CLAIMS", "DEPOSIT ACCOUNTS", "DOCUMENTS", "ELECTRONIC CHATTEL PAPER", "EQUIPMENT", "FIXTURES", "GENERAL INTANGIBLES", "GOODS", "INSTRUMENTS", "INVENTORY", "INVESTMENT PROPERTY", "LETTER-OF-CREDIT RIGHT", "Proceeds" and "TANGIBLE CHATTEL PAPER" shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

Wegener Communications, Inc.
June 28, 2002
Page 2

          (b) Paragraph 4 of the Agreement is hereby amended and restated in its entirety, as follows:

               4.   GRANT OF SECURITY INTEREST TO BANK.
                    ----------------------------------

                    As security for the payment of all Loans now or in the future made by Bank to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to Bank and grants to Bank a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit D hereto; (i) any other property of Borrower now or hereafter in the possession, custody or control of Bank or any agent or any parent, affiliate or subsidiary of Bank or any participant with Bank in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance

Wegener Communications, Inc.
June 28, 2002
Page 3

                    policies  insuring  the  foregoing  property,   and  all  of
                    Borrower's   books  and  records  relating  to  any  of  the
                    foregoing and to Borrower's business.

          (c) Paragraph 5 of the Agreement is hereby amended and restated in its entirety, as follows:

               5.   PRESERVATION   OF  COLLATERAL  AND  PERFECTION  OF  SECURITY
                    ------------------------------------------------------------
                    INTEREST THEREIN.
                    -----------------

                    Borrower shall, at Bank's request, at any time and from time to time, authenticate, execute and deliver to Bank such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by
                    Bank) and do such other acts and things or cause third parties to do such other acts and things as Bank may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Bank (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Bank (and all Persons designated by Bank for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Bank's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Borrower further notifies and confirms the prior filing by Bank of any and all financing statements which identify the Borrower as debtor, Bank as secured party and any or all Collateral as collateral.

Wegener Communications, Inc.
June 28, 2002
Page 4

          (d) Paragraph 7(e) of the Agreement is hereby amended and restated in its entirety, as follows:

               (e) Immediately upon Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including without limitation, any Tangible Chattel Paper (exclusive of sales orders that provide for a purchase money security interest in items being sold to customers) and any Investment Property consisting of certificated securities, Borrower shall deliver the original thereof to Bank together with an appropriate endorsement or other specific evidence of assignment thereof to Bank (in form and substance acceptable to Bank). If an endorsement or assignment of any such items shall not be made for any reason, Bank is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact to endorse or assign the same on Borrower's behalf.

          (e) The first grammatical sentence of Paragraph 9 of the Agreement is deleted in its entirety and the following is substituted in its place:

               9. TERMINATION: This Agreement shall be in effect from the date hereof until June 30, 2003 (the "Original Term") and shall automatically renew itself from year to year thereafter (each such one-year renewal being referred to herein as a "Renewal Term") unless (a) Bank makes demand for repayment prior to the end of the Original Term or the then current Renewal Term; provided, however, absent an Event of Default, Bank shall give Borrower at least one hundred twenty (120) days notice of its intention to demand the Loans or terminate this Agreement prior to the end of the Original Term or the then current Renewal Term; (b) the due date of the Liabilities is accelerated pursuant to paragraph 13 hereof; or (c) Borrower prepays all of the Liabilities prior to the end of the Original Term or the then current Renewal Term and by paying all of the Liabilities in full on the last day of such term.

Wegener Communications, Inc.
June 28, 2002
Page 5

          (f) Paragraph 10(i) of the Agreement is hereby amended and restated in its entirety, as follows:

               (i) (x) except as previously disclosed to Bank in writing, there are no actions or proceedings which are pending or, to the best of Borrower's knowledge, threatened against Borrower which might result in any material adverse change in its business, property, assets, operations or condition, financial or otherwise and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Bank and (y) Borrower has no Commercial Tort Claims pending other than Tort Claims of Borrower which may arise, which notice shall constitute Borrower's authorization to amend Exhibit D to add such Commercial Tort Claim;

          (g) Paragraph 10(t) of the Agreement is hereby amended and restated in its entirety, as follows:

               (t) if Borrower is a corporation, limited liability company or partnership, Borrower is duly organized, validly existing and in good standing in the State of Georgia, its organizational identification number is H803342 and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or if Borrower is not so qualified, Borrower may cure any such failure without losing any of its rights or affecting Bank's rights;

          (h) Paragraph 11(k) of the Agreement is hereby amended and restated in its entirety, as follows:

               (k)  Borrower   shall   not  (i)   enter   into  any   merger  or
                    consolidation; (ii) change the state of Borrower's organization or enter into any transaction which has the effect of changing Borrower's state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business; (iv) purchase the stock or all or substantially all of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of

Wegener Communications, Inc.
June 28, 2002
Page 6

                    Borrower's business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest;

          (i) Paragraph 11 of the Agreement is hereby amended to add a new subparagraph (q) as follows:

               (q) To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Bank as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Bank or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Bank, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

          (j) Paragraph 13(b) of the Agreement is hereby amended and restated in its entirety, as follows:

               (b) Upon the occurrence of an Event of Default, Bank may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Bank's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Bank may, without notice, demand or

Wegener Communications, Inc.
June 28, 2002
Page 7

                    legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Bank shall have the right to store the same at any of Borrower's premises without cost to Bank. At Bank's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to Bank at one or more places to be designated by Bank and reasonably convenient to Bank and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Bank, and agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Bank and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Bank may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Bank of any of the Collateral may be applied by Bank to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such Proceeds may be applied by Bank toward the payment of such of the Liabilities, and in such

Wegener Communications, Inc.
June 28, 2002
Page 8

                    order of application, as Bank may from time to time elect.

          (k) All references to "fixtures" in the Agreement shall be amended to read "Fixtures".

          (l) The Agreement is hereby amended to add a new Exhibit C-Commercial Tort Claims, as set forth on Exhibit C hereto.

          (m) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

               (1) LOAN LIMITS: Bank may, in its sole discretion, advance an amount up to the sum of the following sublimits (the "Loan Limit"):

               (a) Subject to subparagraph (4)(a) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

               (b) Subject to subparagraph (4)(b) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts or Five Hundred Thousand and No/100 Dollars ($500,000.00), whichever is less; plus

               (c) Subject to subparagraph (5)(a) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; PLUS

               (d) Subject to subparagraph (5)(b) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower's Eligible Inventory; PLUS

               (e) Subject to subparagraph (5)(c) of this Exhibit A, up to forty percent (40%) of the lower of the cost or market value of Borrower's Eligible Inventory; PLUS

               (f) Subject to subparagraph (5)(d) of this Exhibit A, up to fifty percent (50%) of the lower of the cost or market value of Borrower's Eligible Inventory; PLUS

Wegener Communications, Inc.
June 28, 2002
Page 9

               (g) Subject to subparagraph (2)(a) of this Exhibit A, up to eighty percent (80%) of the purchase price of the Equipment purchased with such advances (exclusive of sales taxes, delivery charges and other "soft" costs related to such purchases), to be used by Borrower from time to time to purchase new Equipment, or One Million and No/100 Dollars ($1,000,000.00), whichever is less; provided, that prior to any advance under this subparagraph, Borrower shall furnish to Bank an invoice and acceptance letter for the Equipment being purchased and shall have executed such documents and taken such other actions as Bank shall require to assure that Bank has a first perfected security interest in such Equipment; and further provided, that each advance under this subparagraph shall equal or exceed One Hundred Thousand and No/100 Dollars ($100,000.00) and may be made not more frequently than quarterly; PLUS

               (h)  "INTENTIONALLY OMITTED"; MINUS

               (i) Such reserve as Bank elects, in its sole discretion, to establish from time to time;

                    provided, that the aggregate Loan Limit shall in no event exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), except as such amount may be increased or decreased by Bank, in its sole discretion, from time to time.

          (n) Paragraph (7)(a) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

               (a) FACILITIES FEES: Borrower shall pay to Bank annual facilities fees equal to (i) $5,624.98, which fee shall be fully earned by Bank on the date of this Amendment and payable on March 29, 2002 and (ii) one percent (1%) of the aggregate Loan Limit, which fee shall be fully earned by Bank and payable on June 30, 2002 and on the same day of each year thereafter during the Original Term and any Renewal Term.

          (o) Paragraph (9) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

Wegener Communications, Inc.
June 28, 2002
Page 10

               (9) Notwithstanding the provision of subparagraph 11(o) of the Agreement. Borrower shall at all times maintain a Tangible Net Worth equal to the Minimum Tangible Net Worth as hereafter defined. At all times from November 30, 2001 through August 30, 2002 "Minimum Tangible Net Worth" shall equal $3,500,000.00. Thereafter, from August 31st of each year through August 30th of the following year, Minimum Tangible Net Worth shall be equal to the greater of (1) Borrower's Tangible Net Worth as shown on Borrower's reviewed year-end financial statement for the immediately preceding fiscal year (which shall be delivered to Bank in form and substance satisfactory to Bank no later than November 30th of each year), or (2) the Minimum Tangible Net Worth as of the last day of the immediately preceding fiscal year, plus Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). "TANGIBLE NET WORTH" being defined for purposes of this paragraph as Borrower's shareholders' equity (including retained earnings) less the book value of all intangible assets (as determined solely by Bank on a consistent basis) plus the amount of any LIFO reserve plus the amount of any debt subordinated to Bank, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement dated November 30, 2001 except as set forth herein. The measurement for Minimum Tangible Net Worth shall be determined solely by Bank at the end of each of Borrower's fiscal years.

          (p) Paragraph (9) of Exhibit A of the Agreement is amended to add the following provisions:

               (9).(1) FIXED CHARGE  COVERAGE RATIO  COVENANT:  Borrower  hereby covenants and agrees not to permit the Ratio of EBITDA to Fixed Charges for each period set forth below to be less than the amount set forth below for such period:

                                    PERIOD                            AMOUNT
                                    ------                            ------

                    Twelve  (12)  month  period   ending  on        2.0 to 1.0
                    November 30, 2001 and each twelve (12) month period thereafter ending on the last day of each of Borrower's fiscal quarters.

Wegener Communications, Inc.
June 28, 2002
Page 11

                    For purposes of this paragraph (9).(1) of this Exhibit A, "RATIO OF EBITDA TO FIXED Charges" means the ratio of (x) net income (or loss) for the applicable period of measurement determined in accordance with generally accepted accounting principles, plus any provision for (or less any benefit from) income and franchise taxes included in the determination of net income, plus interest expense deducted in the determination of net income, plus amortization and depreciation deducted in the determination of net income, plus extraordinary losses (or less gains), as defined under generally accepted accounting principles to (y) without duplication, scheduled payments of principal during the applicable period of measurement with respect to all indebtedness of Borrower for borrowed money, plus scheduled payments of principal during the applicable period of measurement with respect to all capital lease obligations, plus scheduled payments of interest during the applicable period of measurement with respect to all indebtedness of Borrower for borrowed money and with respect to all capital lease obligations, plus unfinanced capital expenditures during the applicable period of measurement for the purchase or other acquisition of fixed assets, plus payments during the applicable period of measurement in respect of income or franchise taxes.

     2. This Amendment shall not become effective until fully executed by all parties hereto.

     3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

                                        LASALLE NATIONAL BANK,
                                        A NATIONAL BANKING ASSOCIATION

                                        By: /s/ Phil  Banka
                                            ---------------
                                        Title:  Vice President
                                                --------------

Wegener Communications, Inc.
June 28, 2002
Page 12


Accepted and agreed to this
1st day of April, 2002.

WEGENER COMMUNICATIONS, INC.

By: /s/ C.Troy Woodbury, Jr.
    ------------------------
    TROY WOODBURY, JR.

Title: Treasurer and CFO

Consented and agreed to by the following guarantor of the obligations of WEGENER
COMMUNICATIONS, INC. to LaSalle National
Bank.

WEGENER CORPORATION

By: /s/ Robert A. Placek
    --------------------
    ROBERT A. PLACEK

Title: President and CEO

Date: April 1, 2002

Wegener Communications, Inc.
June 28, 2002
Page 13

                        EXHIBIT C-COMMERCIAL TORT CLAIMS

                         BORROWER TO PROVIDE INFORMATION